Exhibit 5.1

July 27, 2007

Public Storage

701 Western Avenue

Glendale, California 91201

Re:	An aggregate of 5,000,000 Common Shares of Beneficial Interest, par value $0.10 per share of Public Storage offered pursuant to the Public Storage 2007 Equity and Performance-Base Incentive Compensation Plan

Ladies and Gentlemen:

I have examined the proceedings taken and the instruments executed in connection with the reservation for issuance and authorization of the sale and issuance from time to time of up to an aggregate of 5,000,000 common shares of beneficial interest, par value $0.10 per share of Public Storage (the “Shares”) pursuant to the terms of the Public Storage 2007 Equity and Performance-Base Incentive Compensation Plan (the “Plan”). The Shares are the subject of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which is being filed with the Securities and Exchange Commission. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

Upon the basis of such examination, I am of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares in accordance with the terms and conditions set forth in the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Public Storage Board of Trustees or committee thereof, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

You are further advised that I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stephanie G. Heim
Stephanie G. Heim
Vice President, Corporate Counsel and Secretary